Exhibit 16.2

October 22, 2008

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Global Diversified Industries, Inc

Commission File Number: 333-83231

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Global Diversified Industries, Inc in Item 4.02 of its Form 8-K/A(4) dated October 13, 2008 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A(4).

Sincerely,

/s/ MKA CPAS, PLLC

www.mkacpas.com
Houston, Texas